Exhibit (j)

Consent of Tait, Weller & Baker.

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement of Form N-1A of The FBR Funds and to the use of our report dated December 10, 2004 on the financial statements and financial highlights of the FBR Large Cap Financial Fund, FBR Small Cap Financial Fund, FBR Small Cap Fund, FBR Large Cap Technology Fund, FBR Small Cap Technology Fund, FBR Gas Utility Index Fund, FBR Fund for Government Investors, FBR Maryland Tax - Free Fund and FBR Virginia Tax - Free Fund, each a series of shares of The FBR Funds.   Such financial statements and financial highlights appear in the 2004 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.

/S/TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
February 25, 2005